EXHIBIT 10.29

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of the 31st day of December, 2008 by and between AEROFLEX INCORPORATED, a Delaware corporation (hereinafter the “Company”) and JOHN BUYKO (hereinafter “Buyko” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into an Employment Agreement dated August 15, 2007 (the “Agreement”) under which the Parties agreed upon the terms pursuant to which Buyko would provide services to the Company as further described therein, and

WHEREAS, Section 409A has been added to the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties have agreed to amend this Agreement to comply with the final regulations issued under Code Section 409A.

NOW, THEREFORE, the parties hereto agree as follows, effective as of December 31, 2008:

1.	Section 1(f) of the Agreement shall be amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, no such condition shall be considered a ‘Disability,’ unless such condition also meets the requirements of being ‘Disabled’ under Section 409A(a)(2)(C) of the Code.”

2.	Section 3(c)(ii) of the Agreement shall be amended by adding the following sentence to the end thereof:

“Any annual bonus payable under this Agreement shall be paid on or prior to March 15 of the year following the year such bonus is earned.”

3.	The first phrase of Section 5(f)(ii) of the Agreement is hereby amended and restated to read as follows:

“In the event of termination by Aeroflex of Buyko’s employment without Cause or of termination by Buyko of his employment for Good Reason, subject to Buyko’s execution and nonrevocation of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached hereto as Exhibit A within 30 days following the date of such termination, Buyko shall be entitled upon the execution of such release, in addition to the compensation and benefits specified in Section 5(b), to the following payments and benefits:”

4.	A new Section 25 of the Agreement is hereby added, which shall read in its entirety as follows:

“Compliance with Code Section 409A.  It is intended that any expense reimbursement made under this Agreement shall be exempt from Code Section 409A.  Notwithstanding the foregoing, if any expense reimbursement shall be determined to be ‘deferred compensation’ within the meaning of Code Section 409A, including without limitation any reimbursement under Sections 4 and 5(f)(ii)(C), then the reimbursement shall be made to Buyko as soon as practicable after submission of the reimbursement request, but no later than December 31 of the year following the year during which such expense was incurred.”

5.           Except as specifically provided in and modified by this Amendment, the Agreement is in all other respects hereby ratified and confirmed and references to the Agreement shall be deemed to refer to the Agreement as modified by this Amendment.

6.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AEROFLEX INCORPORATED

By:	/s/ Charles Badlato
Charles Badlato, Vice President – Treasurer
and Assistant Secretary

/s/ John Buyko
John Buyko